EXHIBIT 3.3

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
FUELCELL ENERGY, INC.

WHEREAS, the undersigned, Jerry D. Leitman and Joseph G. Mahler, being respectively the President and Secretary of FuelCell Energy, Inc. (the “Corporation”), hereby certify:

1.    The name of the Corporation is FuelCell Energy, Inc.

2.    The Certificate of Incorporation of the Corporation was filed on July 12, 1999.

3.    (a)      The Certificate of Incorporation is amended to increase the number of authorized shares of common stock from 20,000,000 to 150,000,000 shares.

(b)    To effect the foregoing, the first paragraph of Article FOURTH of the Certificate of Incorporation is amended to read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is as follows:

150,000,000 shares of Common Stock, $.0001 par value (the “Common Stock”); and
250,000 shares of Preferred Stock, $.01 par value (the “Preferred Stock”).”

4.    The amendment was authorized in the following manner:

On August 12, 2000 the Board of Directors unanimously adopted a resolution approving the amendment and thereafter, on November 21, 2000 a special meeting of the shareholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

5.    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.    That the capital of the Corporation shall not be reduced under or by reason of said amendment

IN WITNESS WHEREOF, we have signed this certificate on November 21, 2000 and we affirm the statements contained therein as true under the penalties of perjury.

/s/ Jerry D. Leitman
Jerry D. Leitman
President

/s/ Joseph G. Mahler
Joseph G. Mahler
Secretary